Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

COPANO ENERGY, L.L.C.

May 1, 2013

This Amended and Restated Certificate of Formation of Copano Energy, L.L.C. (the “Company”) is being duly executed and filed in accordance with § 18-208 of the Delaware Limited Liability Company Act (the “Act”) by the undersigned, as an authorized person, to amend and restate the original Certificate of Formation of the Company which was originally filed under the name of Copano Energy Holdings, L.L.C. with the Secretary of State of the State of Delaware on August 9, 2001, to form a limited liability company under the Act (6 Del.C. § 18-101, et seq.), as amended by the Certificate of Amendment to Certificate of Formation of the Company which was filed with the Secretary of State of the State of Delaware on July 27, 2004 (as so amended, the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the limited liability company formed hereby is “Copano Energy, L.L.C.”.

ARTICLE II

INITIAL REGISTERED OFFICE AND AGENT

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

EFFECTIVE DATE

This Amended and Restated Certificate of Formation shall be effective on the date of filing.

* * * * *

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Amended and Restated Certificate of Formation as of the date first written above.

By:		/s/ David R. DeVeau
	Name:	David R. DeVeau
	Title:	Authorized Person

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF FORMATION OF COPANO ENERGY, L.L.C.]